Exhibit 1.2

Pricing Agreement

April 20, 2005

Credit Suisse First Boston LLC
11 Madison Avenue, 5th Floor
New York, New York 10010

Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 WFCN, 10th Floor
New York, New York 10080

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

SLM Education Credit Funding LLC, a Delaware limited liability company (the “Company”), and SLM Education Credit Finance Corporation, a Delaware corporation, formerly known as SLM Education Credit Management Corporation (“SLM Education Credit”), propose, subject to the terms and conditions stated in this letter agreement and in the Underwriting Agreement, dated April 20, 2005 (the “Underwriting Agreement”), between the Company and SLM Education Credit, on the one hand, and Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated (the “Underwriters”), on the other hand, and subject to the Company having formed the trust (the “Trust”) pursuant to the trust agreement, dated as of March 29, 2005, between the Company and Chase Bank USA, National Association, as trustee (the “Trustee”), which trust agreement will be amended and restated by an Amended and Restated Trust Agreement, dated as of the Time of Delivery among the Company, the Trustee and JPMorgan Chase Bank (the “Indenture Trustee”), to issue and sell to the Underwriters the Student Loan-Backed Notes (the “Notes”) specified in Schedule II hereto (the “Designated Securities”).  The Notes will be issued and secured pursuant to the Indenture, dated as of April 1, 2005, between the Trust and the Indenture Trustee.  Unless otherwise defined in this letter agreement, terms defined in the Underwriting Agreement are used in this letter agreement.

Except as modified pursuant to Schedule II hereto, each of the provisions of the Underwriting Agreement is incorporated in this letter agreement by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full in this letter agreement; and each of the representations and warranties set forth in this letter agreement shall be deemed to have been made at and as of the date of this letter agreement, except that each representation and warranty in Section 2 of the Underwriting Agreement which refers to the Prospectus shall be deemed to be a representation or warranty in relation to the Prospectus, as of the date of the Underwriting Agreement, and also a representation and warranty in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this letter agreement, as of the date of this letter agreement.  Each reference to the Representatives in this letter agreement and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you.

The Representative designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth in this letter agreement and in the Underwriting Agreement incorporated in this letter agreement by reference, the Company agrees to cause the Trust to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Trust, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto, less the amount of Designated Securities covered by Delayed Delivery Contracts, if any, as may be specified in Schedule II.

During the period beginning from the date of this letter agreement for the Designated Securities and continuing to and including April 28, 2005, the Company agrees, and SLM Education Credit agrees that it will cause the Company, not to, and not to permit any affiliated entity to, offer, sell, contract to sell or otherwise dispose of, any securities (other than the Designated Securities) evidencing an ownership in, or any securities (other than the related Notes) collateralized by, private credit student loans, which are educational loans to students or parents of students that are not guaranteed or reinsured under the Federal Family Education Loan Program of any other federal student loan program, without the prior written consent of the Representatives.

Each Underwriter represents and agrees that (a) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiration of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity, within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”), received by it in connection with the issue or sale of the Notes in circumstances in which section 21(1) of the FSMA does not apply to the Company; and (c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the

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United Kingdom.  The Company represents and agrees that it has been informed of the existence of the FSA stabilizing guidance contained in Section MAR2, Ann 2G of the FSA Handbook (the Handbook of rules and guidance issued by the Financial Services Authority).

If the foregoing is in accordance with your understanding, please sign and return to us 7 counterparts of this letter agreement, and upon acceptance of this letter agreement by you, on behalf of each of the Underwriters, this letter agreement and such acceptance of this letter agreement, including the provisions of the Underwriting Agreement incorporated in this letter agreement by reference, shall constitute a binding agreement between each of the Underwriters, the Company, SLM Education Credit and SLM Corporation.  It is understood that your acceptance of this letter agreement on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of agreement among Underwriters, the form of which shall be submitted to the Company, SLM Education Credit and SLM Corporation for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers of this letter agreement.

Very truly yours,

SLM Education Credit Funding LLC

By:	/S/ MARK L. HELEEN
	Name:	Mark L. Heleen
	Title:	Vice President

SLM Education Credit Finance Corporation

By:	/S/ MARK L. HELEEN
	Name:	Mark L. Heleen
	Title:	Vice President

Accepted and agreed with respect to Sections 8, 10, 12 and 13 of the Underwriting Agreement:

SLM Corporation

By:	/S/ J. LANCE FRANKE
	Name:	J. Lance Franke
	Title:	Authorized Agent

Accepted as of the date of this letter agreement:

Credit Suisse First Boston LLC

By:	/S/ JONATHAN CLARK
	Name:	Jonathan Clark
	Title:	Managing Director

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/S/ ANTHONY WITKOWSKY
	Name:	Anthony Witkowsky
	Title:	Authorized Signatory

Morgan Stanley & Co. Incorporated

By:	/S/ PETER CHAI
	Name:	Peter Chai
	Title:	Managing Director

SCHEDULE I

Amount of Designated Securities to be Purchased

Underwriter	Class A-1	Class A-2	Class A-3	Class A-4	Class B	Class C
Credit Suisse First Boston LLC	$150,334,000	$154,666,000	$123,334,000	$79,071,000	$17,974,000	$24,886,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$150,333,000	$154,667,000	$123,333,000	$79,072,000	$17,973,000	$24,887,000

Morgan Stanley & Co. Incorporated	$150,333,000	$154,667,000	$123,333,000	$79,072,000	$17,973,000	$24,886,000

Total	$451,000,000	$464,000,000	$370,000,000	$237,215,000	$53,920,000	$74,659,000

SCHEDULE II

Title of each Class of Designated Securities:

Floating Rate Class A-1 Student Loan-Backed Notes
(for purposes of this Schedule II, “Class A-1”)

Floating Rate Class A-2 Student Loan-Backed Notes
(for purposes of this Schedule II, “Class A-2”)

Floating Rate Class A-3 Student Loan-Backed Notes
(for purposes of this Schedule II, “Class A-3”)

Floating Rate Class A-4 Student Loan-Backed Notes
(for purposes of this Schedule II, “Class A-4”)

Floating Rate Class B Student Loan-Backed Notes
(for purposes of this Schedule II, “Class B”)

Floating Rate Class C Student Loan-Backed Notes
(for purposes of this Schedule II, “Class C”)

Aggregate principal amount of each Class:

Class A-1:	$451,000,000
Class A-2:	$464,000,000
Class A-3:	$370,000,000
Class A-4:	$237,215,000
Class B:	$53,920,000
Class C:	$74,659,000

Price to Public of each Class:

Class A-1:	100.000%
Class A-2:	100.000%
Class A-3:	100.000%
Class A-4:	100.000%
Class B:	100.000%
Class C:	100.000%

Purchase Price by Underwriters of each Class:

Class A-1:	99.800%
Class A-2:	99.725%
Class A-3:	99.650%
Class A-4:	99.600%
Class B:	99.600%
Class C:	99.500%

Specified funds for payment of purchase price:	Same Day Funds

Indenture:	Indenture, dated as of April 1, 2005, between JPMorgan Chase Bank, as Indenture Trustee, and SLM Private Credit Student Loan Trust 2005-A.

Maturity:

Class A-1:	June 2018 Distribution Date
Class A-2:	December 2020 Distribution Date
Class A-3	June 2023 Distribution Date
Class A-4	December 2038 Distribution Date
Class B:	December 2038 Distribution Date
Class C:	December 2038 Distribution Date

Interest Rate:

Class A-1:	interpolated 1-month/2-month LIBOR * plus 0.04%
Class A-2:	interpolated 1-month/2-month LIBOR * plus 0.14%
Class A-3:	interpolated 1-month/2-month LIBOR * plus 0.20%
Class A-4:	interpolated 1-month/2-month LIBOR * plus 0.31%
Class B:	interpolated 1-month/2-month LIBOR * plus 0.28%
Class C:	interpolated 1-month/2-month LIBOR * plus 0.59%

*  As to initial Accrual Period; thereafter, Three-month LIBOR.

Form of Designated Securities:                      Book-Entry (DTC)

Time of Delivery:                          April 28, 2005

Closing location for delivery of Designated Securities:

Sallie Mae, Inc.
12061 Bluemont Way
Reston, Virginia 20190

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Names and addresses of Representatives:

Designated Representatives:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Address for Notices, etc.:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 WFCN, 10th Floor
New York, New York 10080
Attn: Geoffrey Witt

Modifications to Underwriting Agreement (solely for purposes of this Pricing Agreement):

1.                                       The following sentence is hereby added to the end of the second paragraph of the Underwriting Agreement:

In addition, the Trust will enter into separate basis swap agreements (the “Swap Agreements”) with Morgan Stanley Capital Services Inc. (the “Swap Counterparty”).

2.                                       The following paragraph is hereby added to Section 7 of the Underwriting Agreement:

(m)                               The Swap Agreements shall have been entered into by the Trust and the Swap Counterparties and the Underwriters shall have received a copy, addressed to them or on which they are otherwise entitled to rely, of each opinion of counsel required to be delivered thereunder at or before the Time of Delivery, and a copy of each certificate required to be delivered thereunder at or before the Time of Delivery.

3.                                       The following sentence is hereby added to the end of Section 6 of the Underwriting Agreement:

It is also understood that the depositor and SLM Education Credit Finance Corporation have agreed to reimburse the Underwriters for certain out-of-pocket expenses incurred in connection with the marketing of the notes to investors.

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